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1.            Environmental Conditions. An environmental site assessment was performed with repsect to each Mortgaged Property in connection with the origination of the related Mortgage Loan, a report of each such assessment (an "Environmental Report") has been delivered to the Purchaser, and either (x) no such Environmental Report reveals any known circumstances or conditions with respect to the related Mortgaged Property that rendered such Mortgaged Property, at the date of such Environmental Report, in material violation of any applicable environmental laws or (y) if any such Environmental Report does reveal any such circumstances or conditions with respect to the related Mortgaged Property and the same have not been subsequently remediated in all material respects, then either (i) the expenditure of funds necessary to effect such remediation is not material in relation to the outstanding principal balance of the related Mortgage Loan, or (ii) a sufficient escrow of funds exists for purposes of effecting such remediation, or (iii) the related Borrower or other responsible party is currently taking such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority, or (iv) the related Mortgaged Property is insured under a policy of insurance, subject to certain per occurrence and aggregage limits and a deductible, against certain losses arising from such circumstances and conditions. To the Seller's knowledge, there are no circumstances or conditions with respect to such Mortaged Property not revealed in such Environmental Report that render such Mortgaged Property in material violation of any applicable environmental laws. The Mortgage encumbering each Mortgaged Property requries the related Borrower to comply with all applicable federal, state and local environmental laws and regulations.